EXHIBIT
12.1

                   GTE SOUTHWEST INCORPORATED
      STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                     (Thousands of Dollars)
                           (Unaudited)

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
                     Nine Months        Nine Months
                       Ended                     Ended      Years
Ended December 31
                     September 30,       September 30,
                      1995(a)    1995    1994(b)  1994
1993(c)


Net Earnings Available for
 Fixed Charges:
 Income before extra-
 ordinary charge   $112,536  $126,955 $108,722 $123,386$124,609
 Add -
    Income tax expense
     (benefit)       56,836    64,180   53,097   60,354  38,139
    Fixed charges    45,690    45,690   60,802   60,802  78,202
                   ________  ________ ________  _______ _______

 Adjusted earnings $215,062  $236,825 $222,621 $244,542$240,950

Fixed Charges:
 Interest expense  $ 42,123  $ 42,123 $ 56,499 $ 56,499$ 73,874
 Portion of rent expense
   representing interest3,567   3,567    4,303    4,303   4,328
                   ________  ________ ________  _______ _______

 Adjusted fixed charges$ 45,690$ 45,690$ 60,802$ 60,802$ 78,202

Ratio of Earnings to
 Fixed Charges         4.71               5.18     3.66     4.02
3.08


                            Years Ended December 31, (cont'd.)
                       1993      1992    1991     1990

Net Earnings Available for
 Fixed Charges:
 Income before extra-
 ordinary charge   $12,209   $147,379 $101,131 $110,705
 Add -
    Income tax expense
     (benefit)    (30,661)     72,720   24,757   31,245
    Fixed charges   78,202     80,938   83,524   78,561
                   _______   ________ ________  _______

 Adjusted earnings $59,750   $301,037 $209,412 $220,511

Fixed Charges:
 Interest expense  $73,874   $ 76,177 $ 79,284 $ 73,894
 Portion of rent expense
   representing interest4,328   4,761    4,240    4,667
                   _______   ________ ________  _______

 Adjusted fixed charges$78,202$ 80,938$ 83,524 $ 78,561

Ratio of Earnings to
 Fixed Charges         0.76       3.72    2.51     2.81



(a)Results for the nine months ended September 30, 1995 include after-tax gains of approximately $14,000,000 related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic local exchanges in Texas.

(b)Results for 1994 include an after-tax gain of approximately
   $15,000,000 related to the sale of non-strategic local exchanges in Oklahoma.

(c)Results for 1993 include an after-tax restructuring charge of approximately $106,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. This caused earnings to be inadequate to cover fixed charges by approximately $19,000,000 and resulted in the ratio of earnings to fixed charges declining to .76.


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